EXHIBIT 99-1


FOR RELEASE:  Thursday, January 15, 2004

CONTACT:  Douglas Stewart President-CEO
          Debra Geuy Chief Financial Officer


                 PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES
                    QUARTERLY EARNINGS AND DECLARES DIVIDEND

Sidney, Ohio; (NASD-NMS "PSFC")

Douglas Stewart, President and CEO of Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, announced today the Corporation's second quarter earnings for the fiscal year ending June 30, 2004 and the declaration of a cash dividend.

Net income for the quarter ended December 31, 2003 was $238,000, or $0.17 basic and diluted earnings per share, compared with $204,000, or $0.15 basic and diluted earnings per share for the same quarter in 2002. This represents a 17% increase in net income.

The Corporation's year to date net income for the six months ended December 31, 2003 was $487,000, or $0.36 basic and diluted earnings per share as compared to $417,000, or $0.31 basic and diluted earnings per share for the same period in 2003.

The increase in net income for the three and six month periods is due to an increase in net interest income coupled with a decrease in provisions for loan losses as well as a decrease in non-interest expense.

Assets of the Corporation were $136.5 million at December 31, 2003 with $17.3 million in shareholders' equity.

On January 8, 2004 the Board of Directors declared a dividend of $0.14 per share for record holders as of January 30, 2004. This dividend will be payable on February 13, 2004. At December 31, 2003 the Corporation had 1,432,648 shares outstanding, trading on the NASDAQ market under the symbol "PSFC".

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PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES QUARTERLY EARNINGS AND DECLARES
DIVIDEND

FOR RELEASE:  January 15, 2004

PAGE 2


     When used in this press release or other public or shareholder communications, in filings by the Corporation with the Securities and Exchange Commission and in oral statements made with the approval of an authorized executive office, the words or phrases "should result," "will likely result," "will enable," "are expected to," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Corporation's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Corporation's market area and competition, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Corporation wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Corporation wishes to advise readers that the factors listed could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     The Corporation does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.